Exhibit 99.1

NEWS RELEASE
Gryphon Gold Corporation, 611 N Nevada Street, Carson City, NV 89703

Gryphon Gold Announces Joint Venture with Waterton Global Value L.P.

CARSON CITY, NV - January 31, 2013 - Gryphon Gold Corporation (the “Company” or “Gryphon Gold”) (GGN: TSX; GYPH: OTCQB), a gold exploration, development, and production company focused on its Borealis Oxide Heap Leach Project in Nevada (the “Borealis Property”), announced today it has entered into agreements (collectively, the “Agreement”) with Waterton Global Value L.P. (“Waterton”) and a subsidiary of Waterton to form a joint venture with Gryphon’s Borealis Mining Company.

Under terms of the Agreement, Waterton will convert $17.0 million, or about two-thirds, currently outstanding under its Senior Credit Facility with Gryphon Gold for a 60% ownership interest in the Company’s subsidiary, Borealis Mining Company (“Borealis”). Gryphon Gold will own a 40% interest in Borealis and the amount due under the Senior Credit Facility will be reduced to $8.0 million, which is to be repaid in monthly installments commencing on January 31, 2013 through the end of the term in November 2014. The reduction of the amount outstanding under the facility will reduce the Company’s’ monthly debt payments from $1.4 million, by approximately $1.0 million, to $0.4 million.

As previously announced, Borealis’ production was adversely impacted as a result of certain operational issues and particularly due to equipment failures at its Adsorption Desorption Recovery (ADR) refining facility. The Board of Directors of the Company surveyed a number of alternatives to mitigate the Company’s working capital deficit. Given the challenging equity markets, the Company has determined that the best and most actionable method of preserving shareholder value is to immediately restructure its Credit Facility with Waterton.

James T. O’Neil Jr., Chief Executive Officer and Interim CFO of Gryphon Gold, stated “Waterton has been a strong supporter of Gryphon Gold and an integral part of the advancement of the Borealis Property. This transaction provides the Company with a strengthened capital structure, and importantly, adds Waterton as a joint venture partner, bringing a wealth of technical expertise and successful gold mining experience. With their partnership, we expect to significantly increase mining efforts and current production activities, including adding additional crushing capabilities and hauling equipment.”

Cheryl Brandon, Portfolio Manager at Waterton, stated “We are very excited about our partnership with Gryphon Gold and the future potential of the Borealis project. Our expectation is that the near term initiatives being undertaken at the Borealis Property along with our experience and added capital will enable us to increase recovery rates and extend the life of the mine.”

Concurrent with the joint venture and the debt reduction, Gryphon Gold and Waterton entered into an operating agreement which will govern the operational and financial obligations of both joint venture parties on a going-forward basis. Gryphon Gold is responsible for the payment of an initial $4.0 million to the joint venture to compensate Borealis for obligations incurred prior to the formation of the joint venture, in addition to 40% of an initial $4 million contemplated capital contribution. Waterton will advance a total of $5.6 million to Gryphon, with $3.0 million already having been advanced, to cover the Company’s initial capital contributions to the joint venture which will be repaid, with interest at escalating rates, on or before July 31, 2013. Ongoing capital contributions will be determined by the board of managers of Borealis, and will be paid by both parties equal to their respective ownership interest in Borealis. If one party fails to meet a financial obligation it will be subject to dilution in their ownership interest in Borealis. In addition, if Gryphon fails to meet monthly payment obligations under the Senior Credit Facility, its interest in Borealis will be diluted in accordance with the terms of the Credit Agreement relating to the Senior Credit Facility.

-MORE-

Gryphon Gold Announces Joint Venture with Waterton Global Value L.P.
January 31, 2013

ABOUT GRYPHON GOLD:

Gryphon Gold produces gold from its Borealis Property, which is located in Nevada’s Walker Lane Gold Belt. The Company and its joint venture partner Waterton Global Value L.P. are expanding the Borealis Property production capacity and advancing the development of the oxide heap leachable gold and silver historically identified that includes both pre-processed and unprocessed ore. Gryphon Gold also plans to further expand and develop the significant sulphide resource available through exploration, metallurgical design and sulphide project permitting and development. The Borealis Property contains unpatented mining claims (including claims leased to the Company’s wholly owned subsidiary) of approximately 20 acres each, totaling about 15,020 acres, which has successful past production.

Gryphon Gold routinely posts news and other important information on its website: www.gryphongold.com.

For further information, please contact:

James T. O’Neil Jr.	Deborah K. Pawlowski
CEO and Interim CFO	Kei Advisors LLC
775.883.1456	716.843.3908
joneil@gryphongold.com	dpawlowski@keiadvisors.com

Safe Harbor Statement

This press release contains “forward-looking statements” and "forward-looking information" within the meaning of United States and Canadian securities laws, which may include, but are not limited to, statements relating to projected production rates, expected capital contribution, and plans to advance the development of the Borealis Property. Such forward-looking statements and forward-looking information reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including risks associated with the possible dilution of Gryphon’s interest in Borealis if it is unable to meet its capital contribution or loan repayment obligations, risks associated with mining operations, risks associated with the installation and operation of new equipment, risks associated with the reduction in revenue from operations for the periods referred to in this release; risks associated with Gryphon’s limited capital resources, risks associated with the oxide heap, risks associated with exploration, metallurgical design and project permitting and development and the risks and uncertainties outlined under the section headings “Forward-Looking Statements” and “Risks Factors and Uncertainties” in the Annual and Quarterly Reports, as filed with the SEC and Canadian securities administrators and in the Company’s other reports, documents, and registration statements filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com ). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not undertake to update forward-looking statements or forward-looking information, except as may be required by law. Full financial statements and securities filings are available on the Company’s website: www.gryphongold.com and www.sec.gov or www.sedar.com.

###